NEWS RELEASE

Matthews International Corporation
Corporate Office
Two NorthShore Center
Pittsburgh, PA 15212-5851
Phone: (412) 442-8200

August 4, 2026	Contact:	Daniel E. Stopar
Chief Financial Officer and Treasurer

MATTHEWS INTERNATIONAL CORPORATION ANNOUNCES RETIREMENT
OF PRESIDENT AND CHIEF EXECUTIVE OFFICER JOSEPH C. BARTOLACCI

PITTSBURGH, PA, AUGUST 4, 2026 - Matthews International Corporation (NASDAQ GSM: MATW) today announced that Joseph C. Bartolacci has informed the Board of Directors of his decision to retire as President and Chief Executive Officer following nearly three decades of service to the Company, including 20 years as CEO. The Board of Directors has initiated a succession process to ensure a seamless leadership transition and will provide additional details at the appropriate time.

Bartolacci originally joined Matthews as the Company’s General Counsel in 1997 and held various leadership positions at the Company, ultimately being appointed President and Chief Executive Officer in 2006. During his tenure, Matthews evolved from a memorialization-focused company into a diversified global enterprise serving customers across memorialization, industrial technologies, and brand solutions markets. Under his leadership, the Company expanded its global footprint, completed more than 60 acquisitions, invested significantly in technology and innovation, and strengthened its operational capabilities. During this period, Matthews grew from approximately $700 million in annual revenue to a business approaching $2 billion in revenue while enhancing its market positions across its core businesses.

Michael Nauman, Chairman of the Board of Directors, expressed appreciation for Bartolacci's leadership and contributions to the Company by commenting on Bartolacci’s legacy: “I cannot thank Joe enough for his service to Matthews and also to me as I transitioned into the Chairman's role at the Company. His 29 years at Matthews and 20 years as CEO have been marked by growth and his personal passion and strong integrity have helped Matthews through many challenging times to become a much better organization. Joe will be missed but he has left us in a strong position and for that I am grateful.”

Reflecting on his retirement, Bartolacci said: "It has been a privilege to serve Matthews for nearly three decades and to work alongside the talented team members who have made our growth and commercial success possible. I am proud of what we have accomplished together and confident that the Company is well-positioned to continue executing its strategy and creating value for all stakeholders."

The Board and management team remain committed to executing the Company's strategic priorities and ensuring a smooth transition of leadership. In the interim, Mr. Bartolacci will continue to support the transition of the new President and Chief Executive Officer at least through January 1, 2027.

About Matthews International Corporation
Matthews International Corporation operates through two core global businesses – Industrial Technologies and Memorialization. Both are focused on driving operational efficiency and long-term growth through continuous innovation and strategic expansion. The Industrial Technologies segment evolved from our original marking business, which today is a leading global innovator committed to empowering visionaries to transform industries through the application of precision technologies and intelligent processes. The Memorialization segment is a leading provider of memorialization products, including memorials, caskets and cremation and incineration equipment, primarily to cemetery and funeral home customers that help families move from grief to remembrance. In addition, the Company also has a significant investment in Propelis, a brand solutions business formed through the merger of SGK and SGS & Co. Propelis delivers integrated solutions including brand creative, packaging, print solutions, branded environments, and content production. Matthews International has over 4,300 employees in 15 countries on four continents that are committed to delivering the highest quality products and services.

Forward-looking Information
Any forward-looking statements contained in this release are included pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements regarding the expectations, hopes, beliefs, intentions or strategies of the Company regarding the future, and may be identified by the use of words such as “expects,” “believes,” “intends,” “projects,” “anticipates,” “estimates,” “plans,” “seeks,” “forecasts,” “predicts,” “objective,” “targets,” “potential,” “outlook,” “may,” “will,” “could” or the negative of these terms, other comparable terminology and variations thereof. Such forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to be materially different from management’s expectations, and no assurance can be given that such expectations will prove correct. Factors that could cause the Company's results to differ materially from the results discussed in such forward-looking statements principally include risks to our ability to achieve the anticipated benefits of the joint venture transaction with Peninsula Parent LLC, d.b.a. Propelis Group (“Propelis”), changes in domestic or international economic conditions, changes in foreign currency exchange rates, changes in interest rates, changes in the cost of materials used in the manufacture of the Company's products, including changes in costs due to adjustments to tariffs or supply chain disruptions, any impairment of goodwill or intangible assets, environmental liability and limitations on the Company’s operations due to environmental laws and regulations, disruptions to certain services, such as telecommunications, network server maintenance, cloud computing or transaction processing services, provided to the Company by third-parties, changes in mortality and cremation rates, changes in product demand or pricing as a result of consolidation in the industries in which the Company operates, or other factors such as labor shortages or labor cost increases, changes in product demand or pricing as a result of domestic or international competitive pressures, ability to achieve cost-reduction objectives, unknown risks in connection with the Company's acquisitions, divestitures, and business combinations, cybersecurity concerns and costs arising with management of cybersecurity threats, effectiveness of the Company's internal controls, compliance with domestic and foreign laws and regulations, technological factors beyond the Company's control, impact of pandemics or similar outbreaks, or other disruptions to our industries, customers, or supply chains, the impact of global conflicts, such as the current war between Russia and Ukraine and hostilities in the Middle East, and conflicts and related sanctions or trade restrictions involving Venezuela, the Company's plans and expectations with respect to its exploration, and contemplated execution, of various strategies with respect to its portfolio of businesses, the Company's plans and expectations with respect to its Board of Directors, and other factors described in the Company’s Annual Report on Form 10-K and other periodic filings with the U.S. Securities and Exchange Commission.